EXHIBIT 99.22
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AT THE TRUST
Robert G. Higgins                          Karen Dickelman
Vice President, General Counsel            Investor Relations
312/683-5539                               312/683-3671
bhiggins@banyanreit.com                    ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 19, 2000




                         BANYAN STRATEGIC REALTY TRUST
                   FILES LAWSUIT AGAINST SUSPENDED PRESIDENT


CHICAGO, OCTOBER 19, 2000 -- Banyan Strategic Realty Trust (Nasdaq: BSRTS) today announced that it has filed a lawsuit against Leonard G. Levine, the Trust's suspended president. The complaint, filed in the Circuit Court of Cook County, Illinois, alleges violations of Mr. Levine's fiduciary duty of loyalty owed to the Trust.

Mr. Levine was suspended and placed on leave by the Trust on August 14, 2000 at which time an arbitration proceeding was filed by the Trust in which the Trust contends that certain actions taken by Mr. Levine constitute "just cause" for terminating his employment agreement. The lawsuit filed today seeks a declaratory judgment that the Trust has and had "just cause" to terminate the employment agreement and/or Mr. Levine's employment. The complaint also seeks an accounting and disgorgement of all benefits received by Mr. Levine while in breach of his fiduciary obligations to the Trust, including salary, insurance and other benefits. Pursuant to the terms of the employment agreement, the Trust continues to pay Mr. Levine all salary and benefits during his suspension.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. These properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois and smaller markets such as Huntsville, Alabama, Louisville, Kentucky, Memphis, Tennessee, and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date, the Trust has 14,238,161 shares of beneficial interest outstanding.



              See Banyan's website at http://www.banyanreit.com.




       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS".









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